EXHIBIT 10.2
Execution Copy
SEVERANCE AGREEMENT AND RELEASE
     THIS SEVERANCE AGREEMENT AND RELEASE (this “Agreement”) is made by and between George Bednarz (hereinafter referred to as “Employee”), and Dex One Corporation (hereinafter, unless the context indicates to the contrary, is deemed to include its subsidiaries, affiliates, and predecessors referred to as “Dex One” or the “Company”).
          WITNESSETH THAT:
          WHEREAS, Employee was employed by the Company since the date specified in Appendix B; and
          WHEREAS, Employee has been terminated from the Company as of the date set forth in Appendix B;
          WHEREAS, the parties to this Agreement desire to enter into an agreement memorializing certain benefits and severance compensation payable to Employee;
          NOW, THEREFORE, in consideration of the mutual covenants and promises contained in this Agreement and of the actions taken pursuant to this Agreement, the parties agree as follows:
          1. Employee’s employment with the Company is terminated, pursuant to Sections 3.1 and 4.2 of the Dex One Corporation Severance Plan — Senior Vice President (the “Plan”), a copy of which is attached to this Agreement as Appendix A, effective on the date specified in Appendix B (“Eligible Termination Date”).
          2. Employee shall be entitled to, and Company hereby agrees to provide to Employee, the benefits and severance payments, as well as any other entitlements, set forth in the Plan, in accordance with the provisions of the Plan; provided, however, that in lieu of the Pro Rata Bonus Payout (as defined in the Plan) to which Employee would otherwise be entitled under the Plan, Employee shall be entitled to additional severance compensation in the amount of Seventy-Five Thousand Dollars ($75,000) (the “Additional Severance”). Employee acknowledges receipt of the full amount of the Additional Severance, net of all applicable withholding taxes. In addition, Employee shall continue to participate in the R.H. Donnelley Corporation 2009 Long-Term Incentive Program for Executive Officers (the “2009 LTIP”) and shall be eligible to receive a payment of up to One Million Dollars ($1,000,000) on or about March 15, 2012 in accordance with the provisions of the 2009 LTIP and subject to the satisfaction of the performance standards under the 2009 LTIP. Employee acknowledges that any such payment will be in complete satisfaction of any amounts owed pursuant to the 2009 LTIP and that following such payment Employee shall have no further rights thereunder. Any payment made under the 2009 LTIP shall be reduced by all applicable withholding taxes. In consideration of any severance benefits provided to Employee pursuant to the Plan, Employee agrees that he shall be reasonably available to consult by telephone, e-mail, in person and at mutually convenient times, dates and locations on matters relating to the Company, and shall cooperate fully with respect to any claims, litigation or investigations, relating to the Company.
          3. For the purpose of this Agreement, the terms “Confidential Information,” “Proprietary Information” and “Trade Secrets” shall include, but not be limited to, all information not generally known to the public at large relating to Dex One’s business and business practices (in the broadest sense), which is obtained, observed or developed by Employee as a consequence of or throughout the employment relationship with Dex One and which, if lost, disclosed, compromised or used other than in performance of Employee’s assigned job duties, could potentially result in (a) any loss of business, competitive disadvantage, financial or operational damage, embarrassment and/or any loss of goodwill to or for Dex One or (b) unfair competitive advantage to any competitor. Examples of Dex One Trade Secrets,

Confidential Information and Proprietary Information include, but are not limited to, patterns, processes, formulas, computer and training programs, models, devices, designs, compilations, promotional, marketing and sales programs and strategies, profit and margin data, market and/or product research and development data, pricing policies, marketing and promotional campaigns, operational policies, procedures, methods, processes and materials, lists of customers and clients, customer preferences, business strategies and methodologies, strategic or business plans, training manuals and methodologies, personnel data, incentive packages, compensation data and employee performance data, securities transactions by employees, and related information or data that Dex One furnishes to or obtains from its customers, partners, clients, subsidiaries, parent or related organizations, all of which Dex One asserts provides Dex One with an opportunity to obtain an advantage over competitors who do not have access to the same information. In addition, the parties acknowledge that (a) Dex One has in the past and may in the future devote significant time, effort and money to identifying and attracting new clients and expanding into new markets, (b) Dex One enjoys a widespread reputation for quality and service which has earned Dex One valuable good-will, and (c) Dex One’s recruitment and training of high quality sales, marketing and operations personnel is a significant factor in its success, (d) so that accordingly all relevant information concerning each of these factors shall also be deemed to constitute Dex One Trade Secrets, Confidential Information and Proprietary Information. Without limiting the generality of the foregoing, the existence and terms and conditions of this Severance Agreement and Release shall also constitute Confidential Information of Dex One.
          4. The parties acknowledge that as a result of Employee’s employment relationship with Dex One, Employee has been exposed to and has had access to Dex One’s Trade Secrets, Confidential Information and Proprietary Information, the disclosure or unauthorized use of which would cause irreparable harm to Dex One. Accordingly, the parties agree to the following provisions:
          (a) Employee will not for all time use or use for others or in any way assist others to use, disclose, communicate, furnish, divulge or make accessible to others, any of Dex One’s Trade Secrets, Proprietary Information or Confidential Information, unless authorized to do so by Dex One in writing; and
          (b) Upon Employee’s Eligible Termination Date or at any time prior to the Eligible Termination Date as the Company may request, Employee will immediately return to Dex One any and all property, documents or records in the Employee’s possession, custody or control that constitute Dex One’s Trade Secrets, Proprietary Information or Confidential Information; provided, however, that Employee may retain a copy of his electronic contacts file.
          5. During the twelve (12) months following the Eligible Termination Date, Employee will not engage in any of the following activities on Employee’s own behalf or in any capacity on behalf of another person, company or other entity (collectively “others”):
          (a) Engage in any business (or assist others to engage in any business) that is Directly Competitive with Dex One’s Business;
          (b) Have any Material Interest in any person, company or entity that is Directly Competitive with Dex One’s Business;
          (c) Directly or indirectly induce, encourage or solicit an employee of Dex One to terminate his or her employment with Dex One; or
          (d) Solicit, accept business from, serve, divert, or assist others in soliciting, accepting business from, serving or diverting any Customer or Prospective Customer of Dex One with whom Employee had any contact on behalf of Dex One during the last twelve months of Employee’s employment with Dex One.
          As used in this Paragraph 5, the following terms shall have the meanings specified immediately below:

•	“Dex One’s Business” means the provision of a broad range of marketing products and services to generate customer leads for local, regional and national businesses, including developing messaging, optimizing marketing programs and leveraging products such as online and mobile search solutions, print and online yellow pages directories, voice based search platforms, a large pay-per-click ad network, and related products and services.

•	“Directly Competitive” means any business or activity that is the same as or substantially similar to Dex One’s Business.

•	“Material Interest” means the ownership of more than five percent (5%) of the total outstanding equity of a company or other entity, or the right to control the management, operations or affairs of others, or the exercise of control over or the management of others.

•	“Customer” means any person, company or other entity that has entered into an agreement or similar business arrangement with Dex One relating to Dex One’s Business.

•	“Prospective Customer” means any person, company or other entity that Dex One reasonably identifies as a potential customer and who, at any time during the last twelve months of Employee’s employment with Dex One, Employee had knowledge that Dex One has had contact with concerning that person, company or other entity becoming a customer of Dex One.
Each of Employee’s obligations under this Agreement shall benefit each of Dex One’s parent, subsidiary and affiliated companies (each a “Related Company”) to the same extent as if such obligations were expressly and separately stated as being owed to each Related Company and that each Related Company is intended to be a third party beneficiary of this Agreement and is entitled to enforce the provisions in this Agreement included for its protection.
Employee agrees to disclose the foregoing covenants and restrictions set forth in this Paragraph 5 to all of Employee’s prospective employers during the duration of the covenants set forth above. Employee also agrees and acknowledges that this Agreement does not impair Employee’s ability to earn a livelihood, is not a restraint on trade, and that the restrictions and provisions set forth herein are reasonable in time and geographic scope.
          6. Employee shall not make any (i) derogatory statement about the Company or its officers or employees or (ii) written or oral statement, news release or other announcement relating to Employee’s employment by the Company or relating to the Company, its business, affiliates, business partners, clients, customers or personnel, in each case which is designed or reasonably likely to embarrass, malign, criticize or defame or result in the disrepute of any of the foregoing persons.
          7. To the extent the Company is not obligated to publicly disclose some or all of the terms of this Agreement (either in a filing with the Securities and Exchange Commission or otherwise), Employee agrees:
          (a) to keep the existence and terms of this Agreement in strict confidence, except as required by Paragraph 5 above and applicable law, provided that Employee may disclose the terms of the Agreement to his immediate family, state or federal administrative agencies including taxing authorities, and those with a legal or financial need to know, such as his lawyer or accountant, in which case, Employee is required to disclose to the receiving party, in full, the confidentiality and non-disparagement provisions within this Agreement, and Employee shall bear full responsibility for any breach of such provisions by the receiving party; and
          (b) that he will not discuss the terms of this Agreement, or the fact that a monetary payment was made with any third party (except those with a legal or financial need to know), including without limitation any former, present, or future employee of the Company.

          This paragraph specifically prohibits disclosure of any of the alleged facts and circumstances that form the basis of Employee’s termination of employment. This Agreement shall not be admissible in any legal proceeding except in an action to enforce this Agreement or in litigation arising out of the alleged breach of this Agreement.
          Employee further agrees that if he is required to make disclosures regarding the Company or this Agreement pursuant to a subpoena or judicial or administrative order, he shall immediately notify the General Counsel of the Company in writing upon its receipt and prior to responding to such subpoena or order.
          8. Employee agrees that in the event of any breach of the covenants contained in paragraphs 1, 2, 3, 4, 5 (particularly, but not limited to, disclosure of the existence or terms of this Agreement), 6 or 7, in addition to any other legal or equitable remedies that may be available to the Company, the Company may (a) obtain specific performance against Employee and/or (b) cease all payments required to be made to Employee under the Plan and this Agreement and recover all such payments previously made to Employee pursuant to the Plan and this Agreement. The foregoing sentence is not intended, nor shall it be construed, to limit Employee’s right to dispute the factual basis underlying any claim by the Company for such remedy. The parties agree and acknowledge that any such breach or threatened breach would cause irreparable injury to the Company that cannot reasonably or adequately be quantified and that such relief does not constitute in any way a penalty or forfeiture. Employee further acknowledges that if any action in law or in equity is necessary to enforce or interpret the terms of this Agreement, the non-prevailing party shall be responsible for all reasonable costs and expenses, including attorneys’ fees, incurred by the prevailing party.
          9. In consideration of the covenants of the Company set forth herein and the other valuable consideration and benefits provided to Employee by the Company hereunder, and as required by the Plan, Employee, Employee’s family, representatives, heirs, executors, administrators, successors and assigns release and forever discharge the Company and its successors, assigns, subsidiaries and affiliates, and their respective past and present directors, officers, employees, attorneys, agents, insurers, and their employee benefit plans and programs and their trustees, fiduciaries or administrators (hereafter referred to collectively as “Releasees”) from any and all claims, demands, debts, damages, injuries, actions or rights of action of any nature whatsoever, whether known or unknown, asserted or unasserted, which Employee had, now has or may have against the Company and any or all Releasees from the beginning of Employee’s employment to and including the date of this Agreement relating to or arising out of Employee’s employment with the Company or the termination of such employment, whether based on tort, contract (express or implied, oral or written), common law, or any federal, state, or local statute, regulation, ordinance, or other law, other than a claim with respect to a vested right Employee may have to receive benefits under any plan maintained by the Company. Employee represents that Employee has not filed any action, complaint, charge, grievance or arbitration against the Company or any of the Releasees. By releasing the claims described in this Paragraph 9, Employee does not waive any claims that cannot be waived as a matter of law.
          Employee understands that there are various federal, state, and local laws that prohibit employment discrimination on the basis of, among other things, age, sex, race, color, national origin, religion, and disability, and that these laws are enforced by various government agencies. Employee intends to give up any rights Employee may have under these laws or any other federal or state statute or common law. Employee understands that his waiver of claims and his release as contained in this Agreement includes, but is not limited to, claims for breach of an implied or express employment contract, claims for wrongful discharge, claims under the Age Discrimination in Employment Act, claims under the Older Workers Benefits Protection Act, claims under the Americans with Disabilities Act, claims under Title VII of the Civil Rights Act of 1964, claims under Sections 1981 through 1988 of Title 42 of the United States Code, claims under The Employee Retirement Income Security Act of 1974, except for any vested benefits under any tax qualified benefit plan, claims under The Immigration Reform and Control Act, claims under the Worker Adjustment and Retraining Notification Act and any state layoff or plant closing law, claims under The Fair Credit Reporting Act, claims under The Family and Medical Leave Act, claims under The Equal Pay Act, claims under The Sarbanes-Oxley Act, to the extent permitted by law, claims under The North Carolina Equal Employment Practices Act, claims under The North Carolina Parental Leave Law for School Involvement, claims under The North Carolina Smokers’ Rights Law, claims under The North Carolina Persons With Disabilities Protection Act, claims under The North Carolina Communicable Disease Law, claims under The North Carolina Discrimination on the Basis of Sickle Cell Trait Law, claims under The North Carolina Genetic Testing Law, claims under The North Carolina Retaliatory Employment Discrimination Law, claims under The North Carolina Wage and Hour Act, claims under The North Carolina Occupational Safety and Health Act, as amended, and any other claims pursuant to any other federal, state, or local law or regulation regarding discrimination or employment.
          10. Employee affirms he has not filed, caused to be filed, or is presently a party to any claim, complaint, or action against the Company or any of the Releasees in any forum or form. Employee also affirms he has been paid or has received all leave (paid or unpaid), compensation, wages, bonuses, commissions, severance or benefits to which he may be entitled up to the date of this Agreement, and that no other leave (paid or unpaid), compensation, wages, bonuses, commissions, severance or benefits are due to him, except as provided in this Agreement. Employee also affirms he has no known workplace injuries or occupational diseases, and that he has been provided or has not been denied any leave requested under the Family and Medical Leave Act or any other state or local law providing for leave. Employee also affirms that he has not divulged any proprietary or confidential information of the Company and will continue to maintain the confidentiality of such information consistent with the Company’s policies and his agreement(s) with the Company and/or common law.
          Employee further affirms that he has not been retaliated against for reporting any allegations of wrongdoing by any Releasees, including but not limited to the Company and it officers, including any allegations of corporate fraud. Both Parties acknowledge that this Agreement does not limit either party’s right, where applicable, to file or participate in an investigative proceeding of any federal, state or local government agency. To the extent permitted by law, Employee agrees that if such administrative claim is made, he shall not be entitled to recover any individual monetary relief or other individual remedies.
          Employee affirms that all of the Company’s decisions regarding Employee’s pay and benefits through the date of Employee’s separation of employment were not discriminatory based on age, disability, race, color, sex, religion, national origin or any other classification protected by law.
          11. Employee covenants that neither Employee, nor any of Employee’s respective heirs, representatives, successors or assigns, will commence, prosecute or cause to be commenced or prosecuted against the Company or any of the Releasees any action or other proceeding based upon any claims, demands, causes of action, obligations, damages or liabilities which are being released by this Agreement, nor will Employee seek to challenge the validity of this Agreement, except that this covenant not to sue does not affect Employee’s future right to enforce appropriately the terms of this Agreement in a court of competent jurisdiction.
          12. Employee acknowledges that:
          (a) Employee has been advised to consult with an attorney of his own choice about the meaning and effect of this Agreement because Employee waives important rights by signing this Agreement, including rights to sue for age discrimination under the Age Discrimination in Employment Act;
          (b) Employee has had a period of twenty-one (21) days within which to consider this Agreement;
          (c) Employee agrees that any modifications, material or otherwise, made to this Agreement do not restart or affect in any manner the original up to twenty-one (21) calendar day consideration period;

          (d) Employee has a period of seven (7) days from the date that Employee signs this Agreement within which to revoke it and that this Agreement will not become effective or enforceable until the expiration of this seven (7) day revocation period. To be effective, Employee’s revocation must be in writing and delivered either by mail or by hand within the 7-calendar day period to: Dex One Corporation, Human Resources, 1001 Winstead Drive, Cary, North Carolina 27513. If by mail, the revocation must be: (1) postmarked within the seven (7) calendar day revocation period, (2) properly addressed, and (3) sent by certified mail, return receipt requested; and
          (e) Employee fully understands the terms and contents of this Agreement and freely, voluntarily, knowingly and without coercion enters into this Agreement. Employee also understands and agrees that Employee would not receive the monies and/or benefits specified herein, except for Employee’s execution of this Agreement and the fulfillment of the promises contained herein.
          13. This Agreement and the Appendices hereto constitute the entire agreement of the parties and all prior negotiations or representations between the parties with respect to their subject matter are superseded by this Agreement. It shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, assigns, heirs and legal representatives but neither this Agreement nor any rights hereunder shall be assignable by Employee without the Company’s written consent. In addition, this Agreement supersedes (and evidences the mutual termination of) any prior employment or compensation agreement, whether written, oral or implied in law or implied in fact between Employee and the Company. This Agreement may be amended only by a subsequent written agreement executed by both an officer of Dex One and by the Employee named herein.
          14. If for any reason any one or more of the provisions of this Agreement shall be held or deemed to be inoperative, unenforceable or invalid by a court of competent jurisdiction, such circumstances shall not have the effect of rendering such provision invalid in any other case or rendering any other provisions of this Agreement inoperative, unenforceable or invalid, and all such other provisions shall remain in full force and effect, and it is the express intent of the parties that any such affected provision shall be read by such court to be as broad and restrictive as possible without being found to be inoperative, unenforceable or invalid.
          15. This Agreement shall be construed in accordance with the laws of the State of North Carolina (without regard to the state’s conflict of law provisions), except to the extent superseded by applicable federal law. Employee expressly consents that any action or proceeding relating to this Agreement initiated by Employee will only be brought in a court located in the State of North Carolina.
          16. The parties agree that neither this Agreement nor the furnishing of the consideration for this Agreement shall be deemed or construed at any time for any purpose as an admission by Releasees of wrongdoing or evidence of any liability or unlawful conduct of any kind.
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          IN WITNESS WHEREOF, Employee and Dex One Corporation, by its duly authorized officer, have hereunder executed this Agreement.

Dated: April 26, 2011	/s/ George Bednarz
George Bednarz

DEX ONE CORPORATION
	By:	/s/ Gretchen Zech
		Name:	Gretchen Zech
		Title:	SVP/Human Resources

APPENDIX A
Dex One Corporation
Severance Plan — Senior Vice President
[Copy Attached]

APPENDIX B
Employee’s Original Hire Date was: October 1, 1975
Employee’s Termination Date was: March 31, 2011